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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                                  Impreso, Inc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45320V109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                       45 days after end of calender year
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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Schedule 13G                                                         Page 2 of 4

CUSIP NO. 45320V109
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Donald E. Jett
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power
                                   514,150
      Shares
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power
                                   0
     Owned by
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power
                                   514,150
     Reporting
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power
                                   0

--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        514,150
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

        Not applicable
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        9.74%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)        IN

--------------------------------------------------------------------------------


CUSIP No. 45320V109

Item 1.

    (a) Name of Issuer : Impreso, Inc

    (b) Address of Issuer's Principal Executive Offices : 652 Southwestern Blvd. Coppell, Tx

Item 2.

    (a) Name of Person Filing: Donald E. Jett

    (b) Address of Principal Business Office or, if none, Residence: 652 Southwestern Blvd. Coppell, Texas

    (c) Citizenship: United States.

    (d) Title of Class of Securities: Common Stock , $.01 par value

    (e) CUSIP Number: 45320V109




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Schedule 13G                                                         Page 3 of 4


ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not Applicable

ITEM 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned: As of December 31, 2002, Mr. Jett beneficially owned 514,150 shares of Issuer's Common Stock.

    (b) Percent of class: 9.74%.

    (c) Number of shares as to which the person has:

        (i)     Sole power to vote or to direct the vote: 514,150

        (ii)    Shared power to vote or to direct the vote: 0

        (iii)   Sole power to dispose or to direct the disposition of : 514,150

        (iv)    Shared power to dispose or to direct the disposition of : 0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Sections 240.13d3(d)(1).

ITEM 5. Ownership of Five Percent or Less of a Class

Not applicable

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

ITEM 8. Identification and Classification of Members of the Group

Not applicable

ITEM 9. Notice of Dissolution of Group

Not applicable



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Schedule 13G                                                         Page 4 of 4

ITEM 10. Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date: February 14, 2003

                                        Signature: /s/ Donald E. Jett
                                                  -----------------------------